Exhibit 99.1(g)

Case 09-23658-EPK Doc 259 Filed 05/27/10 Page 1 of 3

ORDERED in the Southern District of Florida on May 27, 2010.

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Erik P. Kimball, Judge
United States Bankruptcy Court

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF FLORIDA
WEST PALM BEACH DIVISION
In re:	Chapter 11 Cases
QSGI, INC.,	Case No.: 09-23658-EPK
QSGI-CCSI, INC.	Case No.: 09-23659-EPK
QUAL TECH SERVICES GROUP, INC.	Case No.: 09-23660-EPK
Debtors.
______________________/	Jointly Administered

ORDER APPROVING EXPEDITED AMENDED JOINT MOTION FOR APPROVAL
OF SETTLEMENT AGREEMENT BETWEEN DEBTORS AND VICTORY PARK
MANAGEMENT, LLC PURSUANT TO FED.R.B.P. 9019 (D.E. 233)

THIS MATTER came before for hearing on May 13, 2010 upon QSGI, Inc., QSGI-CCSI, Inc. and Qualtech Services Group, Inc. (the "Debtors") and Victory Park Management, LLC's ("Victory Park") Expedited Amended Joint Motion for Approval of Settlement Agreement Between Debtors and Victory Park Management, LLC Pursuant to Fed.R.B.P. 9019 (the "Motion") (D.E. 233). The Court, having reviewed the Motion, the Settlement Agreement', having considered the argument of counsel, noting that no objections have been filed or raised,

          __________________________
1 All capitalized terms shall have the meaning ascribed to them in the Motion unless otherwise noted herein.

Case 09-23658-EPK Doc 259 Filed 05/27/10 Page 2 of 3

hereby ORDERS and ADJUDGES as follows:

 1.The Motion is GRANTED.

 2. The Settlement Agreement is APPROVED with the following modifications:

a. Victory Park's secured claim with respect to QSGI's corporate shell is reduced to and allowed in an amount equal to $150,000 regardless of whether the Debtors file a Chapter 11 plan or have same confirmed.

b. The Debtors requirement under section 3(a) of the Settlement Agreement to pay Victory Park up to $10,000 for costs incurred in connection with obtaining and finalizing this Order is waived in its entirety.

3. The Parties shall be bound by the terms of the Settlement Agreement and shall execute all reasonable documents required to effectuate its terms.

4. Liberty Insurance Underwriters, Inc. (or any other applicable insurance carrier of the Debtors) is authorized to pay the Settlement Amount to Victory Park pursuant to the terms of the Settlement Agreement.

5. The Court approves the Debtors' release in favor of the insurer with respect to the claims of Victory Park.

6. Notwithstanding provisions of the Settlement Agreement and the Motion referring to the potential filing of a chapter 11 plan by the Debtors, the Court has not made any determination regarding the confirmability of any plan that may be filed, and the all rights of creditors of the Debtors and all parties in interest are expressly preserved and reserved in respect of any such plan.

6. The Bankruptcy Court shall retain jurisdiction over the Parties to enforce the provisions of the Settlement Agreement.

Case 09-23658-EPK Doc 259 Filed 05/27/10 Page 3 of 3

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SUBMITTED BY:
John E. Page, Esq.
Shraiberg, Ferrara & Landau, P.A.
Counsel for Debtors
2385 N.W. Executive Center Drive, Suite 300 Boca Raton, Florida 33431
Telephone: (561) 443-0800
Facsimile: (561) 998-0047

Copy to: John E. Page, Esq., 2385 NW Executive Center Dr., Suite 300, Boca Raton, FL 33431. [Attorney Page is directed to serve a copy of this Order upon all interested parties.]